Exhibit 99.9

THIRD AMENDMENT

TO THE

HUNTINGTON INGALLS INDUSTRIES, INC.

FINANCIAL SECURITY AND SAVINGS PROGRAM

This amendment to the October 1, 2015 restatement of the Huntington Ingalls Industries, Inc. Financial Security and Savings Program (the “Plan”) is intended to update certain hardship withdrawal procedures, as required by law, and to make certain other clarifying changes.

The Plan is amended as follows:

I.  Effective as of January 1, 2020, Section 8.03 of the Plan is amended by deleting it in its entirety and replacing it with the following:

 “Section 8.03 Hardship Withdrawals. While this Plan is in effect, an Employee may apply for a withdrawal from his or her account of any amount not in excess of sum of (i) the vested portion of his or her Company contributions related to Savings Account Deposits and (ii) his or her Savings Account Deposits and the net income credited thereon before January 1, 1989. This Section is to be interpreted in accordance with the hardship distribution requirements of Treasury Regulation Section 1.401(k)-1(d)(3). Any application for a hardship withdrawal will be approved by the Committee or his or her delegate if the Employee demonstrates that the withdrawal is on account of a “financial hardship.” For purposes of this Section, a “financial hardship” means an immediate and heavy financial need. A distribution shall be deemed to be made on account of an immediate and heavy financial need if the distribution is on account of:

(a)  Medical expenses for (or necessary to obtain) medical care that would be deductible under Code Section 213(d) (determined without regard to the limitations in Code Section 213(a)), incurred by the Participant, his or her Spouse, any dependent (as defined in Code Section 152, determined without regard to Code Sections 152(b)(1), (b)(2), and (d)(1)(B)) of the Participant, or the Beneficiary;

(b)  Purchase (excluding mortgage payments) of a principal residence for the Participant;

(c)  Payment of tuition, related educational fees, and room and board expenses, for all or a portion of the next 12 months of post-secondary education for the Participant, his or her Spouse, children, dependents (as defined in Code Section 152, determined without regard to Code Sections 152(b)(1), (b)(2), and (d)(1)(B)), or Beneficiary;

(d)  Need to prevent the eviction of the Participant from his or her principal residence or foreclosure on the mortgage of the Participant’s principal residence;

(e)  Payment of burial or funeral expenses for the Participant’s deceased parent, Spouse, children, dependents (as defined in Code Section 152, determined without regard to Code Section 152(d)(1)(B)), or Beneficiary;

(f)  Payment of expenses for the repair of damage to the Participant’s principal residence that would qualify for the casualty deduction under Code Section 165 (determined without regard to whether the loss exceeds 10% of adjusted gross income and without regard to limits imposed under Code Section 165(h)(5));

(g)  Payment of any federal, state, or local income taxes or penalties reasonably anticipated to result from the hardship withdrawal; or

(h)  To satisfy any other circumstances determined by the Secretary of the Treasury to constitute immediate and heavy financial need for this purpose.

A hardship distribution may not exceed the amount necessary to meet the immediate and heavy financial need created by the hardship and any taxes reasonably expected to result from the distribution, and which financial need cannot be satisfied from other resources reasonably available to the Participant, including other currently available distributions under the Plan and all other plans of deferred compensation, whether qualified or nonqualified, maintained by the Company or by any Related Entity. The Participant must represent in writing, by electronic medium, or by such other means permitted by the Plan administrator in accordance with applicable law, that he or she has insufficient cash or other liquid assets to satisfy the immediate and heavy financial need. The Plan shall not require an Employee to request a loan from any plan maintained by the Company or maintained by any Related Entity if the Employee certifies that obtaining the loan will increase the Employee’s hardship.

The minimum withdrawal amount is $1,000 or 100% of the amount available for a hardship withdrawal if the amount available is less than $1,000. Only one such withdrawal shall be permitted during any period of 12 consecutive months. An Employee who receives a hardship distribution pursuant hereto shall continue to become vested in his or her nonvested accrued benefit in accordance with Section 6.03.

A Participant who was granted a hardship withdrawal under the Plan prior to January 1, 2020 was suspended from making elective contributions and receiving Company contributions under this Plan and any other plan maintained by the Company or any Affiliated Company, for a period of six (6) months following receipt of such withdrawal. Notwithstanding the foregoing, for hardship withdrawals initiated on or after January 1, 2020 and for hardship withdrawals initiated prior to January 1, 2020 for which the 6-month suspension period has not expired as of December 31, 2019, the 6-month suspension period shall no longer apply beginning January 1, 2020.”

II.	Effective as of January 1, 2019, Section C.02 of Appendix C is amended by adding the following sentence to the end thereof:

“The Plan was amended, effective January 1, 2019, to change from the “prior year” testing method to the “current year” testing method and the provisions described in this Appendix C shall be construed accordingly.”

III.

Effective as of January 1, 2019, Section C.03(a)(3) of Appendix C is amended by replacing the phrase “when they are contributed to the Plan” at the end thereof with the phrase “when they are allocated to Participants’ accounts.”

IV.	Effective as of January 1, 2019, Section C.04 of Appendix C is amended by deleting it in its entirety and replacing it with the following:

“Section C.04 401(k) Limit. In any Plan Year, the K Percentage for Highly Compensated Participants may not be more than the greater of—

(a)  the K Percentage for the current Plan Year for all Participants that are not Highly Compensated Participants in that Plan Year multiplied by 1.25; or

(b)  the lesser of 2% plus the K Percentage for the current Plan Year for all Participants that are not Highly Compensated Participants in that Plan Year or the K Percentage for the current Plan Year for all Participants that are not Highly Compensated Participants in that Plan Year multiplied by 2.0.

K Percentage for Nonhighly Compensated (Non-HC%)	Maximum K Percentage allowed for Highly Compensated
0%	0%
Greater than 0%, up to 2%	Non-HC% x 2
Greater than 2%, up to 8%	Non-HC% + 2
Over 8%	Non-HC% x 1.25

For the avoidance of doubt, reference to “current Plan Year” refers to the Plan Year for which the 401(k) test is being performed.’’

V.	Effective as of January 1, 2019, Section C.08 of Appendix C is amended by adding the following sentence to the end thereof:

“The Plan was amended, effective January 1, 2019, to change from the “prior year” testing method to the “current year” testing method and the provisions described in this Appendix C shall be construed accordingly.”

VI.

Effective as of January 1, 2019, Section C.09(a)(2) of Appendix C is amended by replacing the phrase “when they are contributed to the Plan” at the end thereof with the phrase “when they are allocated to Participants’ accounts.”

VII.	Effective as of January 1, 2019, Section C.10 of Appendix C is amended by deleting it in its entirety and replacing it with the following:

“Section C.10 Highly Compensated Group Limit. In any Plan Year, the A&C Percentage for the group of Highly Compensated Participants may not be more than the greater of—

(a)  the A&C Percentage for the current Plan Year for all Participants that are not Highly Compensated Participants in that Plan Year multiplied by 1.25, or

(b)  the lesser of 2% plus the A&C Percentage for the current Plan Year for all Participants that are not Highly Compensated Participants in that Plan Year or the A&C Percentage for the current Plan Year for all Participants that are not Highly Compensated Participants in that Plan Year multiplied by 2.0.

This is also expressed by the following chart:

A&C Percentage for Nonhighly Compensated (Non-HC%)	Maximum A&C Percentage allowed for Highly Compensated
0%	0%
Greater than 0%, up to 2%	Non-HC% x 2
Greater than 2%, up to 8%	Non-HC% + 2
Over 8%	Non-HC% x 1.25

For the avoidance of doubt, reference to “current Plan Year” refers to the Plan Year for which the 401(m) test is being performed.”

VIII.	In all respects not amended, the Plan is hereby ratified and confirmed.

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IN WITNESS WHEREOF, Huntington Ingalls Industries, Inc. has caused this amendment to be executed by its duly authorized representative on this 20th day of December, 2019.

HUNTINGTON INGALLS INDUSTRIES, INC.

By	/s/ William Ermatinger
William Ermatinger Executive Vice President and Chief Human Resources Officer